Patrick Industries, Inc. Announces Three-for-Two Common Stock Split

ELKHART, IN -- November 9, 2017 - Patrick Industries, Inc. (NASDAQ: PATK) announced today that on November 8, 2017, the Company’s Board of Directors approved a three-for-two stock split of the Company’s common stock, to be effected in the form of a stock dividend, payable in the form of one additional share of common stock for every two shares of common stock held.

The stock dividend is effective for shareholders of record as of the close of business on November 24, 2017 and will be payable on December 8, 2017. The Company’s stock will begin trading on a post-split basis on December 11, 2017. The split will increase the number of outstanding shares of the Company’s common stock from approximately 16.8 million to 25.2 million.

“The stock dividend is a reflection of our Board of Directors’ confidence in the long-term growth prospects of the Company and is in alignment with driving strong liquidity for our shares in the marketplace,” said Todd Cleveland, Chief Executive Officer. “We remain focused on maximizing shareholder value through the successful execution of our strategic growth initiatives.”
About Patrick Industries
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 19 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile moldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511
kotowskj@patrickind.com